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                                                                     Exhibit 2.2

                          PURCHASE AND SALE AGREEMENT

     THIS AGREEMENT made and concluded this ____ day of October, 2001, by and between CLEAR LAKE REALTY CORPORATION ("Seller"), a New Hampshire corporation in good standing under the laws therein, and LYDALL INDUSTRIAL THERMAL SOLUTIONS, INC., a Delaware corporation ("Buyer").

                             W I T N E S S E T H:
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     1.   The Property.  Conditioned on the closing of a separate transaction
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          between Buyer and Affinity Industries Inc., Seller agrees to sell and convey and Buyer agrees to purchase a certain parcel of land, with the buildings thereon, situated in Ossipee, Carroll County, New Hampshire, consisting of approximately 15 (fifteen) acres and more particularly described in Exhibit A attached hereto (the "Property").
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          A portion of the Property is in current use. If Buyer removes such portion or any part thereof from current use, under current law a tax penalty of ten percent (10%) of the then market value of the real estate removed from current use will apply.

     2.   Purchase Price.  The total price is $2,300,000.00, to be paid by Buyer
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          to Seller at Closing in immediately available funds.

     3.   Tenants.  The Property is to be free and clear of all tenants at the
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          time of closing, except the following lessees:

               a. Michael Breton, Kathleen Breton, Nick Littlefield and Ann Littlefield, all doing business as "The Cleaners".

               b. SBA Properties, Inc., a Florida corporation, One Town Center Road, Third Floor, Boca Raton, Florida, 33846.

     4.   Transfer of Title.  Seller agrees to furnish a duly executed warranty
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          deed in the form attached hereto as Exhibit B, conveying to the Buyer
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          good and marketable fee simple title to the Property free and clear of any encumbrances, except easements and restrictions of record, and free of any tenants (except as provided in Section 3). Buyer and
          Seller acknowledge that the transfer of the Property hereunder does not include personal property owned by Seller and for which Seller possesses title, including but not limited to boats, trailers, automobiles, and other equipment and items of personal property stored outdoors on the Property, which Seller shall remove from the Property within sixty (60) days of closing. Seller may only remove personal property owned by it and for which it owns title and shall not remove any personal property transferred to Buyer pursuant a certain asset purchase and sale agreement between Buyer and
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          Affinity Industries Inc. dated October 19th, 2001. These provisions shall survive the closing.

      5.  Statutory Notices.
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          (a)  Radon Gas. Radon gas, the product of decay of radioactive materials in rock may be found in some areas of New Hampshire. This gas may pass into a structure through the ground or through water from a deep well. Testing can establish its presence and equipment is available to remove it from the air or water.

          (b) Lead Paint. Before 1977, paint containing lead may have been used in structures. The presence of flaking lead paint can present a serious health hazard, especially to young children and pregnant women. Tests are available to determine whether lead is present.

     6.   Title Search. If Buyer desires an examination of title, it shall bear
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          the costs thereof. If an examination discloses that the title is not marketable, Seller shall have a reasonable time to remedy any defects not to exceed 90 days; otherwise, Buyer may rescind this Agreement.

     7.   Mechanics Liens.  Seller shall provide waivers of mechanics liens
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          executed by or on behalf of all persons, firms and corporations who shall have furnished materials or performed work or services on or at the Property during the period commencing ninety (120) days prior to the Closing.

     8.   Closing Costs. Each party will be responsible for their own closing
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          costs.

     9.  Broker. The parties acknowledge and warrant that no real estate broker
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         is involved in this transaction.

     10. Closing Date.  Title shall be transferred at the offices of Affinity
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         Industries Inc. located on the Property on the same date as of the closing of a transaction between Buyer and said Affinity Industries Inc., or at such other time or place as the parties may mutually agree.

     11. Possession; Use.  The Buyer shall be entitled to full possession of the
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         Property at the Closing, subject to the leasehold interests identified in Section 3. The Seller agrees to deliver the Property in the same condition it is in at the date hereof.

     12. Risk of Loss. Until the Closing, the risk of loss by fire, flooding or
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         other casualty to the Property shall be borne by the Seller. In the event of damage by fire, flooding or other casualty to the Property prior to the Closing, the Buyer shall have the option to terminate this Agreement by
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          written notice to the Seller delivered prior to the Closing, whereupon all rights and liabilities of the parties hereto by reason of this Agreement shall be deemed at an end. If the Buyer does not elect to terminate this Agreement, this Agreement shall remain in full force and effect and in such event the Seller shall pay over and assign to the Buyer at the Closing any and all proceeds and claims under any casualty insurance policies insuring the damaged property.

     13.  Prorations.  The following items will be prorated as of the date of
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          Closing: real estate taxes. Other charges if any, shall be added as of the Closing in accordance with the practices of the local Bar Association. Buyer and Seller will split the New Hampshire Real Estate Transfer Tax Stamps 50/50 in accordance with New Hampshire real estate practice.

     14.  Contamination. Except as set forth in Schedule A hereto, Seller
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          certifies that there is no soil contamination or pollution on the premises that violates environmental laws or duly enacted rules and regulations, whether Federal, state, local or municipal laws, rules, orders, regulations, statutes, ordinances, codes, decrees, enforceable guidelines or policies, or requirements of any governmental authorities regulating or imposing standards of liability or standards of conduct (including common laws) concerning air, water, solid waste, hazardous materials, worker and community right-to-know, hazard communication, noise, resource protection, subdivision, wetlands and watercourses, health protection and similar environmental, health, safety, building, and land use concerns as may currently be in effect.

     15.  Site Access, Inspections and Tests. Seller authorizes Buyer and its
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          agents at Buyer's own risk and expense, upon reasonable notice and at reasonable times during normal business hours, to access the site and to perform testing or inspections, including surveys, soil borings, environmental tests and structural inspections as reasonably necessary to assure compliance with all applicable environmental laws, rules and regulations described in Section 14.

     16.  Confidentiality. Seller and Buyer mutually agree not disclose to any
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          third party the fact of the existence of this Agreement or that discussions or negotiations are taking place concerning possible transactions between the parties, except to such parties noted below. The information acquired as a result of negotiations and/or other formal or informal discussions, whether before or after the date of this agreement, shall be used solely for the purpose of evaluating the real estate purchase and sale transaction, and will be kept confidential by Seller and Buyer and their respective officers, directors, employees, representatives, agents, and advisors; provided that (i) any of such information may be disclosed to those officers, directors, employees, representatives, agents, bankers and advisors who need to
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          know such information for the purpose of evaluating the real estate purchase and sale transaction, (ii) any such disclosure may be made to which the disclosing party consents in writing and (iii) such information may be disclosed if so required by law. If the real estate purchase and sale transaction is not consummated, Buyer and Seller will return to the other all material containing such information or will certify destruction of the same and will not retain any copies, extracts, or other reproductions thereof. The provisions of this paragraph shall survive the termination of this Agreement.

     17.  Termination. Notwithstanding anything in this Agreement to the
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          contrary, either party may terminate this Agreement if the purchase and sale of the Property does not close by October 19, 2001.

     18.  Merger.  All representations, statements and agreements heretofore
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          made between the  parties hereto are merged into this Agreement, which alone fully and completely expresses their respective obligations.
          This Agreement is entered into by each party after opportunity for investigation, neither party relying on any statements or representations not embodied herein, made by the other or on their behalf.

     19.  Binding Effect.  This Agreement shall be binding upon the parties,
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          their heirs, successors, and personal representatives.  It may not be modified except by the written agreement of the parties.

     20.  Governing Law.  This Agreement is executed, delivered and intended to
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          be performed in the State of New Hampshire and shall be governed and construed in accordance with its laws.

          SIGNED by the parties on the day and year first set forth above.


                                             CLEAR LAKE REALTY
                                             CORPORATION, SELLER




____________________________                 By: ______________________________
Witness                                          Marilyn Piehl
                                                 Its President, Duly Authorized


                                             LYDALL INDUSTRIAL
                                             THERMAL SOLUTIONS, INC.,
                                             BUYER
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____________________________         By: ______________________________
Witness                                  John F. Tattersall


                                         Its Vice President and General

Manager, Duly Authorized